EXHIBIT 99.1

eMagin Names Gottfried to Board

BELLEVUE, Wash., Nov. 28, 2006 (BUSINESS WIRE) -- eMagin Corporation (AMEX: EMA), a leader in OLED technology and personal display systems, has appointed David M. Gottfried to its Board of Directors.

Mr. Gottfried is a private investor with a 20-year track record of success, specializing in emerging technologies with particular focus on the communications and semiconductor markets. He attended Antioch College from 1978 to 1980 and Cornell University from 1980 to 1981.

"I am pleased to join eMagin’s board of directors during the process of helping eMagin achieve the next phase of its objectives, including the possibility of identifying a strategic partner," said Gottfried. "The Company has established itself as a leader in two important areas, OLED display technology and near-eye display systems.”

With the election of Gottfried, eMagin's board now consists of 10 members. He is the second of up to two Directors to be selected by the investors under the terms of the Company's recent financing.

About eMagin Corporation

A leader in OLED microdisplay technology, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The company’s own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York.  System design facilities and sales and marketing are located in Bellevue, Washington.

Media Contact: Joe Runde, 425-749-3636, jrunde@emagin.com